Exhibit 99.4

Pro Forma Condensed Combined Financial Statements

(unaudited)

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the consolidated balance sheets of Financial Engines, Inc. (“Financial Engines” or “Company”) and Kansas City 727 Acquisition LLC and Subsidiaries (“The Mutual Fund Store”), giving effect to the acquisition as if it had been consummated on September 30, 2015. The Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 2015 and for the year ended December 31, 2014, combines the historical consolidated statements of income of Financial Engines and The Mutual Fund Store, giving effect to the acquisition as if it had been consummated on January 1, 2014, the beginning of the full year period presented. Financial Engines and The Mutual Fund Store have the same fiscal year ends. As such, amounts do not need to be adjusted to align the reporting periods. Certain financial information of The Mutual Fund Store as presented in its consolidated financial statements has been reclassified to conform to the historical presentation of Financial Engines’ consolidated financial statements for purposes of preparation of the Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, with Financial Engines considered as the accounting acquirer and The Mutual Fund Store as the accounting acquiree. Accordingly, consideration given by Financial Engines to complete the acquisition of The Mutual Fund Store will be allocated to identifiable assets and liabilities of The Mutual Fund Store based on their estimated fair values as of the closing date of the acquisition.

The value of the consideration by Financial Engines to complete the acquisition was determined in part based on the trading price of Financial Engines’ common stock at the closing date of the acquisition. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed.

The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. Financial Engines estimated the fair value of The Mutual Fund Store’s identifiable tangible and intangible assets acquired and liabilities assumed based on discussions with The Mutual Fund Store management, preliminary valuation studies, due diligence and information presented in public filings. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed was recognized as goodwill. Management believes the fair values recognized for the assets acquired and liabilities assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available and such changes could be material. In addition, an estimated effective tax rate was used in preparation of these pro forma condensed combined financial statements. The actual effective tax rate may differ from this estimate.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from, and should be read in conjunction with:

•	the unaudited condensed consolidated balance sheet and income statement of Financial Engines as of and for the period ended September 30, 2015, as contained in its Quarterly Report as filed on Form 10-Q on November 5, 2015.

•	the audited consolidated income statement of Financial Engines as of and for the period ended December 31, 2014, as contained in its Annual Report as filed on Form 10-K on February 20, 2015.

•	the unaudited interim consolidated balance sheet of The Mutual Fund Store as of September 30, 2015 and September 30, 2014, and the related consolidated statements of income and cash flows as of September 30, 2015 and September 30, 2014, which are incorporated by reference in this current report on Form 8-K.

•	the audited consolidated balance sheets of The Mutual Fund Store as of December 31, 2014, December 31, 2013, and December 31, 2012, and the related consolidated statements of income, changes in members’ equity, and cash flows for each of the three fiscal years in the period ended December 31, 2014, which are incorporated by reference in this current report on Form 8-K.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Financial Engines would have been if the acquisition had occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Financial Engines expects to incur significant costs associated with integrating the operations of Financial Engines and The Mutual Fund Store. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities including planning costs or any benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the acquisition, except to the extent that such integration costs have been incurred during the periods presented. In addition, the Unaudited Pro Forma Condensed Combined Statements of Income do not include one-time costs directly attributable to the transaction or professional fees incurred by Financial Engines or The Mutual Fund Store pursuant to provisions contained in the Merger Agreement as those costs are not considered part of the purchase price nor are they expected to have a continuing impact on the combined company.

FINANCIAL ENGINES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2015

(In thousands, except per share data)	Historical Financial Engines	Historical The Mutual Fund Store	Reclassification (1)	Acquisition Adjustments (1)	Note References	Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$122,527	$5,696	—	(46,128)	(a)	(82,095)
Short-term investments	204,708	—	—	(204,708)	(b)	—
Accounts receivable, net of allowances	71,814	19,101	—	—		90,915
Prepaid expenses	4,816	1,135	—	—		5,951
Deferred tax assets	12,251	—	—	2,753	(c)	15,004
Other current assets	2,913	—	—	—		2,913

Total current assets	419,029	25,932	—	(248,083)		196,878

Property, plant and equipment, net	19,608	3,383	—	439	(d)	23,430
Internal use software, net	6,622	—	—	—		6,622
Long-term deferred tax assets	6,583	—	—	15,437	(c)	22,020
Direct response advertising, net	7,528	—	—	—		7,528
Intangible assets, net	—	318,197	(135,955)	9,778	(e)(f)	192,020
Other assets	2,374	3,155	—	(2,517)	(h)	3,012
Goodwill			135,955	170,175	(f)	306,130

Total assets	$461,744	$350,667	—	(54,771)		757,640

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$24,006	$1,829	4,172	—	(p)	30,007
Accrued compensation	12,816	1,918	1,846	3,957	(k),(n),(q)	20,537
Accrued expenses	—	6,018	(6,018)	—	(n),(p)	—
Deferred rent	—	307	(307)	—	(o)	—
Deferred revenue	7,553	363	—	(293)	(g)	7,623
Dividend payable	3,601	—	—	—		3,601
Current portion of long-term debt	—	1,500	—	(1,500)	(h)	—
Other current liabilities	1,143	—	307	—	(o)	1,450

Total current liabilities	49,119	11,935	—	2,164		63,218

Long-term deferred revenue	309		—	—		309
Long-term deferred rent	9,091	501	—	—		9,592
Long-term debt, less current portion	—	160,758	—	(160,758)	(h)	—
Other liabilities	2,499	—	—	—		2,499

Total liabilities	61,018	173,194	—	(158,594)		75,618

Contingencies	—	—	—	—
Stockholders equity:
Preferred stock	—	—	—	—		—
Common stock	5	—	—	1	(m)	6
Additional paid-in-capital	449,842	—	—	281,295	(m)	731,137
Treasury stock	(47,637)	—	—	—		(47,637)
Noncontrolling interest		367	—	(367)	(i)	—
Accumulated members’ equity		177,106		(177,106)	(m)	—
Accumulated deficit	(1,484)		—	—		(1,484)

Total stockholders’ equity	400,726	177,473	—	103,823		682,022

Total liabilities and shareholders’ equity	$461,744	$350,667	—	(54,771)		757,640

(1)	See Note 5 to the Unaudited Pro Forma Condensed Combined Financial Statements

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

FINANCIAL ENGINES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2015

(In thousands, except per share data)	Historical Financial Engines	Historical The Mutual Fund Store (1)		Acquisition Adjustments (2)	Note References	Pro Forma Combined
Revenue
Professional management	$206,501		$70,506	—		$277,007
Platform	23,126		—	—		23,126
Other	2,371		3,893	—		6,264

Total revenue	231,998		74,399	—		306,397

Costs and expenses
Cost of revenue (exclusive of amortization of intangible assets)	97,532		24,311	(117)	(d)	121,726
Research and development	26,537		680	—		27,217
Sales and marketing	46,248		13,043	—		59,291
General and administrative	19,720		8,852	475	(d),(k)	29,047
Amortization of intangible assets	3,680		6,319	1,247	(e)	11,246

Total costs and expenses	193,717		53,205	1,605		248,527

Income from operations	38,281		21,194	(1,605)		57,870
Interest and other income	272		2	—		274
Interest and other expense	(26)		(7,258)	7,258	(h)	(26)
Loss from NCI	—		114	(114)	(i)	—
Income before income taxes	38,527		14,052	5,539		58,118
Loss on discontinued operations	—		5	—	(l)	5
Income tax expense	13,649		—	8,956	(c)	22,605

Net and comprehensive income	$24,878		$14,057	(3,417)		$35,518

Dividends declared per share of common stock	$0.21
Net income per share attributable to holders of common stock
Basic	$0.48	$				$0.58
Diluted	$0.47	$				$0.57
Shares used to compute net income per share attributable to holders of common stock
Basic	51,586			9,886	(j)	61,472
Diluted	52,939			9,886	(j)	62,825

(1)	The Mutual Fund Store Statement of Income has been reclassified from the amounts previously reported to align with the Financial Engines presentation.
(2)	See Note 5 to the Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

FINANCIAL ENGINES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

YEAR ENDED DECEMBER 31, 2014

(In thousands, except per share data)	Historical Financial Engines	Historical The Mutual Fund Store (1)		Acquisition Adjustments (2)	Note References	Pro Forma Combined
Revenue
Professional management	$245,812		$84,067	—		$329,879
Platform	33,071		—	—		33,071
Other	3,037		5,062	—		8,099

Total revenue	281,920		89,129	—		371,049

Costs and expenses
Cost of revenue (exclusive of amortization of intangible assets)	112,817		26,403	(12)	(d)	139,208
Research and development	29,830		861	—		30,691
Sales and marketing	50,091		16,713	—		66,804
General and administrative	22,453		12,116	2,194	(d),(k)	36,763
Amortization of intangible assets	5,974		7,751	2,337	(e)	16,062
Loss on acquisition	—		1,748	—		1,748

Total costs and expenses	221,165		65,592	4,519		291,276

Income from operations	60,755		23,537	(4,519)		79,773
Interest and other income	184		25	—		209
Interest and other expense	(12)		(7,804)	6,204	(h)	(1,612)
Loss from NCI	—		1	(1)	(i)	—
Income before income taxes	60,927		15,759	1,684		78,370
Loss on discontinued operations	—		(2,900)	1,108	(c),(l)	(1,792)
Income tax expense	23,975		—	7,188	(c)	31,163

Net and comprehensive income	$36,952		$12,859	(4,396)		$45,415

Dividends declared per share of common stock	$0.24
Net income per share attributable to holders of common stock
Basic	$0.72	$				$0.74
Diluted	$0.69	$				$0.72
Shares used to computer net income per share attributable to holders of common stock
Basic	51,601			9,886	(j)	61,487
Diluted	53,309			9,886	(j)	63,195

(1)	The Mutual Fund Store Statement of Income has been reclassified from the amounts previously reported to align with the Financial Engines presentation.
(2)	See Note 5 to the Unaudited Pro Forma Condensed Combined Financial Statements.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — Basis of Presentation

The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X. The historical financial information has been adjusted to give effect to the transactions that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the operating results of the combined company. The historical information of Financial Engines and The Mutual Fund Store is presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), except that it does not contain all of the footnote disclosures normally required by U.S. GAAP.

NOTE 2 — Conforming Accounting Policies

Following the acquisition, Financial Engines will conduct a review of The Mutual Fund Store’s accounting policies in an effort to determine if differences in accounting policies require reclassification of The Mutual Fund Store’s results of operations or reclassification of assets or liabilities to conform to Financial Engines’ accounting policies and classifications. As a result of that review, Financial Engines may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, Financial Engines was not aware of any material differences between accounting policies of the two companies other than those identified as “reclassifications” and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies.

NOTE 3 — Calculation of Preliminary Estimated Purchase Price

On February 1, 2016, the Company completed the acquisition of The Mutual Fund Store for an aggregate purchase price of $516.4 million, consisting of approximately $249.4 million in cash and 9,885,889 shares of the Company’s common stock. The closing share price is valued as of February 1, 2016.

The preliminary purchase price is calculated as follows (in thousands except shares and share price):

Cash consideration		$249,441
Number of shares	9,885,889
Share price as of closing ($)	27.01
Stock consideration		267,018

Total consideration		$516,459

NOTE 4 — Preliminary Estimated Purchase Price Allocation

Under the acquisition method of accounting, the total purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the acquisition.

The Company has performed a preliminary valuation analysis of the fair market value of The Mutual Fund Store’s tangible and intangible assets and liabilities.

The table below represents a preliminary allocation of the total acquisition consideration to The Mutual Fund Store’s tangible and intangible assets and liabilities as of February 1, 2016 based on Financial Engines management’s preliminary estimate of their respective fair values (in thousands):

Assets acquired*	$32,909
Identifiable intangible assets*	192,020
Goodwill	306,130
Liabilities assumed*	(14,600)

Total consideration	$516,459

*	Individual assets and liabilities acquired have been condensed for purposes of this illustration.

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma condensed combined financial statements. Upon completion of the fair value assessment after the acquisition, it is anticipated that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of assets and liabilities that are made within the measurement period, which will not exceed one year, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

NOTE 5 — Pro Forma Adjustments For Acquisition

The Unaudited Pro Forma Condensed Combined Statements of Income do not include any material non-recurring charges that will arise in subsequent periods as a result of the acquisition. The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following adjustments for the acquisition:

(a) Cash — Represents adjustments to cash to reflect cash receipts and payments related to the acquisition, as follows (in thousands):

Receipts:
Liquidation of short-term investments	$204,708
Payments:
Cash consideration for acquisition	(249,441)
Exercise of the Houston call right	(1,395)

Net pro forma adjustments to cash and cash equivalents	$(46,128)

(b) Short-Term Investments — Reflects the adjustment of $204.7 million to cash and cash equivalents as a result of liquidation of short-term investments.

(c) Income Taxes — Reflects the adjustments of $7.2 million increase and $9.0 million increase to income tax expense from continuing operations, respectively, for the year ended December 31, 2014 and the nine months ended September 30, 2015. Additionally, reflects the adjustment of $1.1 million tax benefit resulting from discontinued operations for the year ended December 31, 2014, which is the tax impact of the loss from discontinued operations. The tax expense in both periods was principally the result of The Mutual Fund Store’s and Financial Engines’ incomes being subject to tax in the US and state jurisdictions.

Prior to February 1, 2016, The Mutual Fund Store did not provide for income taxes as it was treated as a pass-through entity for U.S. federal and state income tax purposes. Federal and state income taxes were assessed at the owner level and each owner was liable for its own tax payments.

Subsequent to February 1, 2016, following the acquisition, the combined company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. The balance sheet as of September 30, 2015 reflects the adjustment of $2.8 million increase to current deferred tax assets and $15.4 million increase to long-term deferred tax assets in connection with recognizing deferred tax assets and liabilities for The Mutual Fund Store. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning and results of recent operations. The Company records uncertain tax positions in accordance with FASB ASC Topic 740, Income Taxes, on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with the related tax authority. As of September 30, 2015, The Mutual Fund Store does not have any uncertain tax positions that would require adjustments to the pro forma condensed combined financial statements. The Company has a policy to classify interest and penalties associated with uncertain tax positions together with the related liability, and the expenses incurred related to such accruals, if any are included in the provision for income taxes.

(d) Property, Plant and Equipment — Reflects an adjustment of $439,000 to increase the basis in the acquired property, plant and equipment to its estimated fair value of $3.8 million. The estimated remaining useful lives ranges from one to seven years. The fair value and useful life calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of The Mutual Fund Store’s property and equipment.

The following table summarizes the changes in the estimated depreciation expense, including the allocation of depreciation expense based on headcount to cost of revenue and general & administrative (in thousands):

Depreciation Expense	Year ended 12/31/14		9 months ended 9/30/15
Estimated depreciation expense	$930		$697
Historical depreciation expense	(1,119)		(1,016)

Incremental depreciation expense	$(189)		$(319)

Useful life adjustment	169		127

Pro forma adjustments to depreciation expense	$(20)		$(192)

Income statement line item allocation
Cost of revenue	$(12)	58%	(117)	61%
General & administrative	(8)	42%	(75)	39%

Total pro forma adjustments to depreciation expense	(20)	100%	(192)	100%

(e) Intangible Assets — Reflects an adjustment of $9.8 million to increase the basis in the acquired intangible assets to estimated fair value of $192.0 million. As part of the preliminary valuation analysis, the Company identified intangible assets, including Customer Relationships, Franchise Agreements, Favorable/Unfavorable Leases, and Tradenames/Trademarks.

The acquired Customer Relationship has a fair value of approximately $152.0 million. The calculation of fair value is preliminary and subject to change based on expected customer attrition. The fair value was determined using multi-period excess earnings method under the income approach.

The acquired Franchise Rights have a fair value of approximately $350,000. The calculation of fair value is preliminary and subject to change based on changes in the anticipated franchise buyback timeline and expected costs to manage the franchise operations. The Franchise Rights were valued under the income approach.

The favorable (below market) lease intangible has a fair value of $250,000 and the unfavorable (above market) lease intangible has a fair value of ($110,000). The above and below market lease analysis compares the contractual rent payments to available market rents. The contract rent is compared with the estimated market rent during each period of the lease term in order to calculate the fair value of the above/below market leases. Any difference over the lease term is discounted to current dollars at an appropriate discount rate under the income approach. The value for above/below market leaseholds is recorded as either an intangible asset (if below market) or liability (if above market) and is amortized and recorded on the books as either an increase or a reduction to the rental expense over the remaining life of the associated lease.

The acquired Trademark/Tradename has a fair value of approximately $39.2 million. The calculation of fair value is preliminary and subject to change based on likelihood of competition and potential loss in revenue due to competition resulting from not maintaining rights to the trademark/trade name. The fair value was determined under the premise of defensive value and was valued using the with-and-without method under the income approach.

The following table summarizes the estimated fair values of The Mutual Fund Store’s identifiable intangible assets and their estimated useful lives and uses a straight line method of amortization (in thousands):

Amortization Expense	Estimated Fair Value	Estimated Useful Life in Years	Year ended 12/31/14	9 months ended 9/30/15
Customer relationships	$152,300	19.0	$8,016	$6,012
Franchise agreements	350	4.0	88	66
Favorable leases	250	5.8	43	32
Unfavorable leases	(110)	5.3	(21)	(16)
Trademarks/Tradenames	39,230	20.0	1,962	1,472

Total	$192,020		$10,088	$7,566
Historical amortization expense			(7,751)	(6,319)

Pro forma adjustments			$2,337	$1,247

(f) Goodwill — Reflects an adjustment to conform the presentation of goodwill, previously classified in intangible assets by The Mutual Fund Store, to the Company’s presentation.

It also reflects an adjustment to remove The Mutual Funds Store’s historical goodwill of $136.0 million and record goodwill associated with the acquisition of $306.1 million as shown in Note 4.

Goodwill is not amortized, but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired. Adjustments to goodwill consist of the following (in thousands):

Goodwill (as determined in Note 4)	$306,130
Elimination of The Mutual Fund Store’s pre-acquisition goodwill	(135,955)

Net adjustment to goodwill	$170,175

(g) Deferred Revenue — Represents the estimated adjustment of $293,000 to decrease the assumed deferred revenue obligations to the estimated fair value of $70,000. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining extended advisory services plus a normal profit margin. After the acquisition, this adjustment will have a continuing impact and will reduce revenue related to the assumed performance obligations as the advisory services are provided through 2016.

(h) Debt Extinguishment — Represents the adjustment to eliminate The Mutual Fund Store’s current and long term portion of debt of $1.5 million and $160.8 million, respectively, and other debt related items within the non-current other assets of $2.5 million as a result of extinguishment of existing The Mutual Fund Store’s debt. It also represents the adjustment to the unaudited pro forma condensed combined statements of income to eliminate The Mutual Fund Store’s interest expenses of $6.2 million and $7.3 million, for the year ended in December 31, 2014 and the nine months ended September 30, 2015, respectively, as a result of extinguishment of existing The Mutual Fund Store’s debt.

(i) Exercise of the Houston Call Right — Represents the adjustment for The Mutual Fund Store acquisition of a noncontrolling interest in a subsidiary. As a result, the adjustment eliminates the noncontrolling interest of $367,000. The Mutual Fund Store purchased the outstanding noncontrolling interest of 49% for $1.4 million giving The Mutual Fund Store 100% ownership. It also represents the adjustment to the unaudited pro forma condensed combined statements of income to eliminate The Mutual Fund Store’s loss from noncontrolling interest of $1,000 and $114,000, for the year ended in December 31, 2014 and the nine months ended September 30, 2015, respectively, as a result of the acquisition.

(j) Earnings Per Share — Represents the increase in the weighted average shares in connection with the issuance of 9,885,889 common shares to the holders of equity interests of The Mutual Fund Store.

(k) Long Term Incentive Plan (LTIP) — Represents the adjustment to reflect existing compensation arrangements executed with key executives of The Mutual Fund Store, resulting in a $2.9 million increase in accrued compensation for these executives as of September 30, 2015. It also represents increases in the general and administrative expenses of $2.2 million and $550,000 for the year ended in December 31, 2014 and the nine months ended September 30, 2015, respectively, as a result of the acquisition.

(l) Discontinued Operations — Relates to The Mutual Fund Store election to discontinue operations at its New York City metropolitan stores. Given that the discontinued operations are not expected to have a continuing impact, no pro forma adjustment to the unaudited pro forma condensed combined statements of income is deemed necessary to remove the discontinued operations.

(m) Stockholders’ Equity — Represents the elimination of the historical equity of The Mutual Fund Store of $177.0 million and the issuance of common shares to the holders of equity interests of The Mutual Fund Store at the closing of the acquisition.

(n) Accrued Compensation — Reflects a reclassification to conform the presentation of accrued compensation, previously classified in accrued expenses by The Mutual Fund Store, to the Company’s presentation.

(o) Other Current Liabilities — Reflects a reclassification to conform the presentation of other current liabilities, previously classified in deferred rent by The Mutual Fund Store, to the Company’s presentation.

(p) Accounts Payable — Reflects a reclassification to conform the presentation of accounts payable, previously classified in accrued expenses by The Mutual Fund Store, to the Company’s presentation.

(q) Severance Obligation Liability — Reflects an adjustment of $1.0 million to accrued compensation for severance payments related to certain employees of The Mutual Fund Store. Pursuant to the acquisition agreement, any amounts that have not been paid or become payable by agreed upon criteria on the first anniversary of the transaction close, February 1, 2017, will be paid out by the Company to the former equity holders of The Mutual Fund Store.